Exhibit 10.6

Date: June 1, 2026

To

Konkola Copper Mines PLC

Stand M/1408 Fern Ave,

Chingola,

Copperbelt Province

Dear Sir,

Sub: Letter of Support for financial assistance to M/s. Konkola Copper Mines PLC

We, Vedanta Resources Ltd (‘the Ultimate Holding Company/VRL”), have reviewed the consolidated financial statements of Konkola Copper Mines, Plc (“the Company”) prepared under US GAAP for the year ended March 31, 2026 and noted that the Company has incurred operating loss of USD 47 million and amounting to USD 302 million in the immediately preceding financial year. In addition to these conditions, the Company has short term borrowings of USD 8.5 million as at March 31, 2026 which are repayable in the next 12 months. The aforementioned factors indicate the existence of material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

We agree to provide financial and operational support to the Company in order to meet the shortfall in its fund requirements over banks and other borrowings and to meet out the projects which are in progress and other liabilities including loans from other group companies (if any), for a period of not less than 12 months from the date of financial closure of accounts of the Company for the year ended March 31, 2026.

Further it may be noted that an internal reorganization is in process among some of the Companies which all are under common control of VRL and is likely to complete by August 2026.

As part of this ongoing reorganization, KCM shall become subsidiary of Vedanta Resources Jersey Ltd (VRJL) which further be a subsidiary of Copper Tech Metals Inc. (‘CTM’) (a newly incorporated entity in US in the month of Jan 2025). This US entity CTM is in process of getting listed in USA with the objective of raising funds for the purpose of expansion requirements of KCM. Further, we confirm that we do not have any present plans to liquidate the Company, sell or dispose of our investment in the Company.

This letter is being issued at the request of the Company in respect of support for considering it as a going concern for the financial year ended March 31, 2026.

Thanking You.

Yours truly,

For

Manish Agarwal

Authorised Signatory

Vedanta Resources Ltd.

Vedanta Resources Limited

(Registered in England & Wales No. 04740415)

Registered Office: C/O CSC CLS (UK) Limited, 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU

Corporate Office: 30 Berkeley Square, London, W1J 6EX

Tel: +44 (0) 20 7499 5900 | Fax: +44 (0) 20 7491 8440 | Website: www.vedantaresources.com